Filed pursuant to Rule 424(b)(3)
Registration No. 333-205676

PROSPECTUS SUPPLEMENT NO. 8

34,000,000 Shares of Common Stock

of

Guided Therapeutics, Inc.

This prospectus supplement supplements and amends the prospectus dated July 30, 2015, as previously supplemented, which constitutes part of our registration statement on Form S-1 (No. 333-205676) relating to up to 34,000,000 shares of our common stock. This prospectus supplement includes our current report on Form 8-K filed February 23, 2016. THIS IS NOT A NEW REGISTRATION OF SECURITIES.

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

Investing in our common stock involves a high degree of risk. We urge you to carefully read the “Risk Factors” section beginning on page 4 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 23, 2016.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 23, 2016

GUIDED THERAPEUTICS, INC.

 (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-22179 (Commission File Number)	58-2029543 (IRS Employer Identification No.)

5835 Peachtree Corners East, Suite D Norcross, Georgia (Address of principal executive offices)		30092 (Zip Code)

Registrant’s telephone number, including area code: (770) 242-8723

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01. Other Events.

On February 23, 2016, Guided Therapeutics, Inc. (the “Company”) implemented a 1:100 reverse stock split of all of the Company’s issued and outstanding common stock (the “Reverse Stock Split”). The Reverse Stock Split will be effective when trading opens on Wednesday, February 24, 2016.

The Company’s stockholders granted authority to the Board of Directors, in its discretion, to effect the Reverse Stock Split at a special meeting of stockholders held on November 11, 2015.

As a result of the Reverse Stock Split, every 100 shares of issued and outstanding common stock of the Company will be converted into 1 share of common stock. All fractional shares created by the Reverse Stock Split will be rounded to the nearest whole share. The number of the Company’s authorized shares of common stock will not change.

A new CUSIP number has been issued for the Company’s common stock (40171F204) to distinguish stock certificates issued after the effective date of the Reverse Stock Split. The pre-split CUSIP number was 40171F105.

The common stock will begin trading on a split-adjusted basis on the OTC under the ticker symbol “GTHPD”. The “D” is appended at the end of the ticker symbol to signify the Reverse Stock Split for 20 trading days, at which time the symbol will revert back to “GTHP.”

The Company issued a press release, a copy of which is attached as exhibit 99.1, announcing the Reverse Stock Split.

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Item 9.01	Financial Statements and Exhibits

(d)           Exhibits.

Number	Exhibit
99.1	Press Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUIDED THERAPEUTICS, INC.

/s/ Gene S. Cartwright_______________________
By: Gene S. Cartwright, Ph.D.
President and Chief Executive Officer
Date: February 23, 2016

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EXHIBIT INDEX

Number	Exhibit
99.1	Press Release

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